Exhibit 10.1
AMENDMENT NO. 1 TO THE
LGI HOMES, INC. 2016 EMPLOYEE STOCK PURCHASE PLAN
THIS AMENDMENT NO. 1 (this “Amendment”) to the LGI Homes, Inc. 2016 Employee Stock Purchase Plan (the “Plan”) is made by LGI Homes, Inc., a Delaware corporation (the “Company”), pursuant to the Plan, as follows:
WHEREAS, the Company previously adopted the Plan for the benefit of its eligible participants; and
WHEREAS, pursuant to Section 19 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has the power and authority to amend the Plan, provided that the Committee may not increase the maximum number of shares issuable under the Plan without approval of the Company’s stockholders; and
WHEREAS, the Committee desires to increase the maximum number of shares of Common Stock of the Company that may be sold under the Plan from 500,000 shares to 1,000,000 shares.
NOW, THEREFORE, pursuant to the Plan and effective upon approval by the Company’s stockholders, the Committee hereby amends the Plan in the following respects:
1.Shares Subject to the Plan. Section 3 of the Plan is hereby amended in its entirety as follows:

“3.    Amount of Stock Subject to the Plan. The total number of shares of Common Stock which may be sold pursuant to the Plan, subject to adjustment as provided in Section 17, shall be up to one million (1,000,000) shares. The shares sold under the Plan may be either authorized and unissued shares, or issued shares reacquired by the Company. If rights granted under the Plan terminate or expire for any reason without having been exercised in full, the shares of Common Stock not purchased hereunder pursuant to such rights shall be available again for purposes of the Plan.”
2.Full Force and Effect. Except as otherwise set forth in this Amendment, the Plan shall remain in full force and effect.

3.Effective Date of Amendment. This Amendment shall not become effective unless the Company’s stockholders approve the increase to the total number of shares of Common Stock available for sale pursuant to the Plan, as set forth in Section 1 above, during the 2025 Annual Meeting of the Stockholders of the Company, scheduled to be held on April 24, 2025. If approved, then this Amendment shall become effective as of the date of such meeting.
[Signature page follows]

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment effective as of April 24, 2025.
LGI HOMES, INC.
By: /s/ Scott J. Garber
    Name:    Scott J. Garber
    Title: General Counsel and Corporate Secretary